Exhibit 10.11

REPUBLIC OF CAMEROON	PEACE - WORK - FATHERLAND

CONVENTION OF ESTABLISHMENT

Between

THE REPUBLIC OF CAMEROON

And

CMS NOMECO CAMEROON LTD

And

GLOBEX CAMEROON, LLC

CONVENTION OF ESTABLISHMENT
BETWEEN
THE REPUBLIC OF CAMEROON AND
CMS NOMECO CAMEROON LTD. AND
GLOBEX CAMEROON, L.L.C.

	VII - Dispute Resolution and Applicable Law	27
	Article 23	27
	Article 24	27
	Article 25	27
	Article 26	27

	VIII - Violation of the Convention	28
	Article 27	28
	Article 28	29

	IX - Hydrocarbons Support Fund	29
	Article 29	29

	X - Miscellaneous Provisions	30
	Article 30	30
	Article 31	30
	Article 32	30
	Article 33	31
	Article 34	31

	Annex I - Rules and Rates of Depreciation That Contractor is Authorized to Apply	32

	Annex II - Customs and Fiscal Regimes	35

	Annex III - Work Obligations and Related Commitments	37

Annex IV -	Production Sharing Agreement Provisions Applicable to MVIA Marginal Field in the Douala Basin, Cameroon in Accordance With the Law No. 95/13 of 8 August, 1995	38

2

I - PRELIMINARY PROVISIONS

ARTICLE 1 :

This Convention of Establishment is made and entered into by and between The REPUBLIC OF CAMEROON, on the one hand, and CONTRACTOR, constituted by CMS NOMECO CAMEROON LTD, a company incorporated under the laws of the Cayman Islands (herein after “NOMECO”) and GLOBEX CAMEROON, LLC, a company incorporated under the laws of the Cayman Islands (herein after “GLOBEX”), on the other hand. The purpose of this Convention, complete with its Annexes, is to define the rights and obligations of the Parties, within the framework of the petroleum and investment legislation of the REPUBLIC OF CAMEROON, to the extent said legislation is not contrary to the provisions of this Convention. In case of conflict, this Convention shall prevail.

It applies to the exclusive Mining Titles within the Douala/Kribi-Campo and Rio Del Rey Basins, Deep Water Zones and Other Interior Basins which the REPUBLIC OF CAMEROON will grant to the CONTRACTOR upon its request during the validity period of this Convention.

It is specified that this Convention only covers Petroleum Operations up to the Delivery Point.

ARTICLE 2 :

The words and terms used in this Convention shall have the following meaning unless specified otherwise :

Affiliated Company : A company or other legal entity :

•  which controls one or more entities that constitute the CONTRACTOR ; or

•  which is controlled by one or more entities constituting the CONTRACTOR ; or

•  which is controlled by an entity which itself controls any entity constituting the CONTRACTOR.

Control means direct or indirect ownership of more than fifty (50) percent of the share capital of the controlled entity, confering on the controlling entity the majority of the voting rights attached to such share capital.

Annexes :

• Annex I :      Rules and rates of depreciation that CONTRACTOR is authorized to apply.

• Annex II :    Customs and Fiscal Regimes.

• Annex III :   Work obligations and related financial commitments.

• Annex IV :   Terms applicable to MVIA Field.

Area of Association : All the Mining Titles from a given Sedimentary Basin covered by the Convention.

Associated Gas : Natural Gas which is produced in association with Liquid Hydrocarbons.

Calendar Year : A period of twelve (12) consecutive months commencing with January 1 according to the Gregorian calendar.

Commercial Discovery : A Discovery is deemed to be commercial when the CONTRACTOR decides to develop it.

Contract : The Contract of Association and its Annexes made and entered into by and between the REPUBLIC OF CAMEROON and CONTRACTOR as well as any additional annex, renewal, extension, substitution or amendment which may be mutually agreed.

CONTRACTOR : NOMECO and GLOBEX as well as their respective assignees and/or successors in interest.

Convention : This Convention of Establishment and its annexes forming part thereof, as well as any renewal, extension, substitution or amendment to this Convention of Establishment which may be mutually agreed.

Convertible Currency : Any currency which is freely convertible in all the following countries: USA, Canada, Japan, Germany, France, Great Britain, Italy and Switzerland.

Cumulative Technical Costs : The total cumulative Technical Costs.

Cumulative Turnover : The total cumulative Hydrocarbon Turnover.

Deep Water Zones : The portion of the mining acreage made up of sedimentary zones located offshore Cameroon starting from and extending beyond the bathymetric equivalent to 200 m, up to the limit of the territorial waters under the sovereignty of the STATE.

Delivery Point : The FOB connecting point within the REPUBLIC OF CAMEROON between the loading installations and the vessel as defined in a development plan or any other transfer point mutually agreed by the Parties.

Discovery : A discovery of Hydrocarbons not previously evidenced by drilling, recoverable at the surface in a flow measurable by conventional petroleum industry testing methods.

Discovery Area : That area within an Exploration Permit comprising the geological feature as outlined by the relevant geological or geophysical data in which a Discovery exists or is made.

Douala/Kribi-Campo Basin : The entire mining territory made up of the sedimentary zones located East of the Cameroon volcanic axis and, more precisely, to the Southeast of a line connecting point A of coordinates (UTM) X = 550 000 m and Y = 500 000 m to point B, which is the intersection of the meridian (UTM) X = 500 000 m with the Cameroon Equatorial Guinea maritime border.

Effective Date : The date of entering into effect of the Convention as defined in Article 3 hereafter.

Exploration Operations : All activities carried out for the purpose to make or to evaluate a Discovery.

Exploration Permit : An exclusive Exploration Permit granted pursuant to this Convention to CONTRACTOR as referred to in Law n° 64/LF/3 of 6 April, 1964.

Fiscal Year : A twelve month period from July 1st to June 30th of the following year.

Force Majeure : An unforeseen event arising from circumstances beyond the control of a Party invoking Force Majeure. The intention of the Parties is that the term “Force Majeure” receives the interpretation which complies the most with the principles and customs of international law and standard practices of the international petroleum industry.

FOSHY : Hydrocarbons support fund.

Hydrocarbon Turnover : Proceeds recorded in accordance with the Accounting Procedure attached to the Contract during a given Fiscal Year, from the sale of Hydrocarbons accruing to CONTRACTOR and to the REPUBLIC OF CAMEROON and originating from a Mining Concession in any of the Basins defined in this Convention. The selling price of Liquid Hydrocarbons being the Posted Price as defined in this Article and the selling price of Natural Gas being based on the provisions of Article 21.

Hydrocarbons : Liquid Hydrocarbons, Natural Gas, asphalt, ozocerite, bitumen and any other solid hydrocarbons occuring in natural state.

LIBOR : London Inter-Bank Offered Rate (“LIBOR”) which shall be the rate per annum at which three (3) month deposits of United States Dollars shall be offered to prime banks in the London Inter-Bank market for such period, quoted by National Westminster Bank PLC-London Branch, London, England, at 11:00 a.m. London time on the last business day of the month preceding each month in which the calculation is made.

Liquid Hydrocarbons : Any Hydrocarbons which at atmospheric pressure and a temperature of 60 degrees Fahrenheit are in a liquid state or which are extracted by any processing method from Natural Gas including but not limited to distillate and condensate.

Mining Concession : An exclusive Mining Concession granted pursuant to this Convention to CONTRACTOR as referred to in Law n° 64/LF/3 of 6 April, 1964.

Mining Title : An Exploration Permit or a Mining Concession, granted pursuant to this Convention to CONTRACTOR as referred to in Law n° 64/LF/3 of 6 April, 1964.

Natural Gas : Both Associated and Non-Associated Gas and all its constituent elements.

Negative Royalty : The amount due by the REPUBLIC OF CAMEROON to CONTRACTOR to ensure the CONTRACTOR actually receives its share of Rente Miniere as guaranteed in this Convention.

Non-Associated Gas : Natural Gas other than Associated Gas.

Other Interior Basins : The part of the mining acreage made up of sedimentary zones located in the interior of the national territory, but different from the Douala/Kribi-Campo and Rio Del Rey Basins.

Participation in the Production : The percentage according to which the Parties divide the hydrocarbon production obtained within the scope of Joint Operations.

Party (Parties) : The REPUBLIC OF CAMEROON and each of the entities constituting CONTRACTOR.

Petroleum Operations : Exploration Operations and Production Operations and any other activities related thereto.

Posted Price : The Posted Price for Liquid Hydrocarbons shall be set FOB Delivery Point, and must be in line with prices for arms length export contracts concluded on Liquid Hydrocarbons of similar quality, the necessary corrections being made to take into account the characteristics of the different transactions.

The Posted Price for Liquid Hydrocarbons shall be the subject of negotiations between the Parties meeting in a joint commission composed of one representative of each Party, and assisted, in case of need by a reasonable number of experts of their choice to serve on an advisory capacity only. The said Posted Price shall be fixed quarterly by the joint commission on a date mutually agreed upon by the Parties ; said date shall, to the extent possible, be within the quarterly production period under consideration but may in no event be later than the last day of the month following the expiration date of such period. If the Posted Price cannot be agreed by the Parties by such date, then the average differential taking into consideration the characteristics of the different transactions between the Posted Price of Liquid Hydrocarbons set for the previous Quarter and the average price of dated Brent Platts Market Wire for the thirty days preceding such date will be used for the following Quarter, until the Parties can mutually agree to fix the Posted Price. Notwisthstanding the above, if all of the sales made in the subject quarter are arms length sales to third Parties, the Posted Price shall be the weighted average price realized from such sales after deduction of actual lifting and marketing charges.

The Posted Price of Liquid Hydrocarbons thus fixed shall be the “Posted Price” referred to in paragraph 2 of Article 24 of Law n° 78/24 of 29 December, 1978.

Production Operations : All activities carried out for the purpose to exploit a Commercial Discovery, including development, exploitation, processing, stabilization, storage, transportation of Hydrocarbons, related substances and products which are derived therefrom by separation or treatment and any other operations consistent with generally accepted international petroleum industry standards and practices as well as all operations in connection therewith up to and including the loading or delivery to the Delivery Point but excluding refining and distribution of finished products.

Quarter : A period of three (3) consecutive calendar months commencing with the first day of January, April, July and October, respectively, of each Calendar Year.

Rente Miniere : The difference recorded during a given Fiscal Year and for a given Basin between the Hydrocarbon Turnover from the Area of Association on the one hand and the Technical Costs attributable to the said Area of Association on the other hand.

Rio Del Rey Basin : The part of the mining acreage made up of the sedimentary zones located West of the Cameroon Mountain up to the border with Republic of Nigeria and, more precisely, to the North West of a line connecting point A of coordinates (UTM) X = 550,000 m and Y = 500,000 m to point B, which is the intersection of the Meridian with coordinates (UTM) X = 500,000 m with the maritime border between the REPUBLIC OF CAMEROON and Equatorial Guinea.

SubCONTRACTOR : Third parties undertaking or providing services or goods for Petroleum Operations for the account of CONTRACTOR.

Technical Costs : The sum, during a given Fiscal Year and for a given Basin, of exploitation costs, amortizations of exploration and development costs and any other costs properly amortized or charged under the Accounting. Procedure of the Contract not captured by the aforementioned costs calculated in accordance with the rules and rates specified in Annex I of this Convention, and any corresponding financial charges as recorded under the Accounting Procedure of the Contract, attributable to all Mining Titles within the Area of Association (excluding the proportional mining royalty, company tax, proportional tax, contribution to FOSHY and any other duties, charges, fees, taxes, bonuses, tarriffs or royalty of any nature whatsoever payable to the REPUBLIC OF CAMEROON or to any related entity).

Unaffiliated Company : A company or entity other than the Parties which does not fall within the definition of Affiliated Company.

Any reference to the singular or plural or gender shall be taken in context with its use hereunder.

ARTICLE 3 :

This Convention shall enter into effect from its Effective Date and shall remain effective until twenty five (25) years from the date of commercial production of the first metric ton of Hydrocarbons under the first Mining Concession granted pursuant to this Convention.

Effective Date shall be the date of granting of the Exploration Permit within the Douala/Kribi-Campo Basin to CONTRACTOR as described in Annex III.

At its expiration, and upon CONTRACTOR’S request, this Convention shall expire or be renewed or extended as the case may be on the same terms and conditions, subject to CONTRACTOR being holder of a Mining Title resulting from this Convention. Any Mining Concession granted pursuant to this Convention shall have a term of twenty five (25) years and shall be renewed once, on the same terms and conditions, at CONTRACTOR’S request provided there is ongoing production and CONTRACTOR has fulfilled its obligations under this Convention.

Notwithstanding any provision to the contrary in this Convention, law, regulation or decree, each entity constituting CONTRACTOR may relinquish all or any portion of the area covered by a Mining Title under this Convention at any time at its sole discretion subject only to CONTRACTOR’S obligation to fulfill all its commitments under this Convention.

ARTICLE 4 :

a)              The provisions of this Convention shall apply equally and benefit to any assignee to whom any entity constituting CONTRACTOR assigns part or all the rights and obligations conferred upon it hereunder.

The rights and obligations under this Convention and under any Mining Title granted to CONTRACTOR may, at any time, be freely assigned, in whole or in part, by any entity constituting CONTRACTOR to one or more Affiliated Companies or to other entities constituting CONTRACTOR provided that said Affiliated Company or entity is not incorporated under the laws of a country commercially banned with the REPUBLIC OF CAMEROON by virtue of national or international laws and/or regulations. Said assignments shall be notified by CONTRACTOR to the Minister in charge of Mines no later than fifteen (15) days after said transaction. The notification shall be accompanied by proof of affiliation and nationality of the assignee.

However, any protocol, agreement or contract (as well as modifications thereof) referred to under Article 6 of Decree 64/DF/162 of 26 May, 1964, which would have the effect of transferring to third parties other than an Affiliated Company more than thirty three (33) percent of the rights derived from Mining Titles granted to CONTRACTOR, shall be subject to the prior approval of the Minister in charge of Mines. In case of non approval, the Minister shall promptly communicate his motivated objection to CONTRACTOR.

The decision of the Minister must be notified to CONTRACTOR within a maximum period of three (3) months of CONTRACTOR’S request, failing which the approval shall be deemed to have been granted.

b)             The special rights granted under Articles 9, 10, 18, 19 and 20 of this Convention shall also apply to those enterprises undertaking in the REPUBLIC OF CAMEROON for the account of CONTRACTOR the operations listed under Annex II B hereof to the extent their activities are for the account of CONTRACTOR.

c)              Any assignment, transaction related to any Mining Title under this Convention shall be exempted of all taxes and charges, whether direct or indirect, except registration charges.

II - RIGHTS AND OBLIGATIONS OF CONTRACTOR

ARTICLE 5 :

CONTRACTOR agrees to carry out Petroleum Operations in accordance with the current standards prevailing in the international petroleum industry and the work obligations and expenditures commitments detailed in Annex III (including, if applicable, any work obligations, terms and expenditure commitments as initially agreed in any subsequent Mining Title covered by this Convention).

For each Exploration Permit, the minimum expenditure obligation imposed in the granting decree will, if applicable, be revised by applying the following indexing formula :

El = E x I/Io

where :

El =  adjusted minimum exploration expenditures obligations for the first or second renewal period, as the case may be ;

E =   minimum exploration expenditures obligations stipulated in the Exploration Permit granting decree for the renewal period in question less any carry forward of expenditures from the prior exploration period ;

lo =   “U.S. Industrial Goods Wholesale Price Index” as reported in “International Financial Statistics” as published by the International Monetary Fund for the calendar month of the date of effect of said Exploration Permit ;

I =   “U.S. Industrial Goods Wholesale Price Index” as reported in “International Financial Statistics” as published by the International Monetary Fund for the calendar month preceding the calendar month in which the period in question commences.

CONTRACTOR shall not be bound to apply for a Mining Concession or exploit a Discovery of Hydrocarbons that it deems not a Commercial Discovery.

Notwithstanding any other law, regulation or decree to the contrary, CONTRACTOR may reserve any non-commercial discovery for future development on its own or in conjunction with other discoveries it may make, provided said discoveries are part of a valid Mining Title held by CONTRACTOR and CONTRACTOR is fulfilling its obligations under said Mining Title. It is understood that the validity period of said Mining Title will not be affected by such reserve.

CONTRACTOR may carry out any evaluation work program in accordance with the Contract and/or decide whether a Discovery is a Commercial Discovery at any time before the expiry of the Exploration Permit, as renewed, it being understood no Mining Concession may be applied for by CONTRACTOR after the expiry of said Exploration Permit.

In case of a Commercial Discovery, CONTRACTOR shall within reasonable economic limits, delimit and place in production the Discovery within the time limit prescribed by Law 82/20 of 26 November, 1982 as amended by Law 89/15 of 28 July 1989 and in accordance with the current standards of the international petroleum industry without prejudice to the provisions of paragraph 3 of Article 16 hereof.

The areal extent of a Discovery or Discoveries and the corresponding Mining Concession shall be mutually agreed by the Parties in accordance with standard practices within the international petroleum industry.

With a view to ensuring an optimum yield and profitability from Hydrocarbons Discoveries and taking into account economic conditions, CONTRACTOR shall undertake to carry out its operations in accordance with sound practices in the international petroleum industry.

ARTICLE 6 :

CONTRACTOR and those enterprises undertaking in the REPUBLIC OF CAMEROON for the account of CONTRACTOR Petroleum Operations, to the extent their activities are for the account of CONTRACTOR, agree :

a)              to give priority, all conditions, (such as, but not limited to, price, quality, safety, availability and experience) being equal, to the use of the supplies and services of local enterprises;

b)             to favor the employment of Cameroonian workers. In the event of the placing into exploitation of a deposit, CONTRACTOR shall assume responsibility for technical and administrative training of senior Cameroonian staff required for Petroleum Operations through the organization of courses in the REPUBLIC OF CAMEROON or abroad or through the establishment of vocational training centers. To that end, a plan for the training and Cameroonization of senior staff drawn up by CONTRACTOR shall be submitted to the REPUBLIC OF CAMEROON for approval as soon as possible within one year following the grant of any Mining Concession.

c)              not to practice any discrimination whatsoever based on race, sex, religion or nationality.

d)             as required by Petroleum Operations and as far as compatible with the financing possibilities and the requirements of technology, production and profitability, CONTRACTOR shall establish a policy which will :

•                  contribute to the construction of housing under normal conditions of hygiene and public health for the staff ;

•                  assist in the establishment of a medical and educational infrastructure corresponding to the normal needs of workers employed in the operations and of their families ;

e)              as required by Petroleum Operations and upon commencement of production, CONTRACTOR shall promote locally the organization of leisure activities such as the development of culture and sports, by aiding in the establishment of sports clubs, sports grounds and cultural associations.

f)                to conduct petroleum operations in accordance with existing Cameroon legislation as specified in Article 17 of this Convention and, with the technical and international security norms in the petroleum industry, pertinent to the protection of the environment.

To this end, CONTRACTOR is requested to undertake prior to any activity, an environmental impact study and to regularly monitor any effects of its activities or that of any other party as authorised by it, to ensure that said activities are not dangerous to the local population and do not pollute neither the environment nor the maritime zone.

It is understood, paragraph d) e) and f) herein above are applicable only to the CONTRACTOR.

ARTICLE 7 :

If the REPUBLIC OF CAMEROON requests it, each entity constituting CONTRACTOR agrees to supply by priority, at the Posted Price, a part of its production from any Mining Concession under this Convention to meet the REPUBLIC OF CAMEROON’S national Liquid Hydrocarbons needs, to the extent that the Annual Production belonging to the REPUBLIC OF CAMEROON does not make it possible to satisfy the national needs for domestic purposes. By “Annual Production belonging to the REPUBLIC OF CAMEROON”, there is to be understood the total production accruing to the REPUBLIC OF CAMEROON as associate with the various petroleum companies in the REPUBLIC OF CAMEROON, reduced by the share of this production that it must use for the servicing of advances made by said petroleum companies.

The obligation of each entity constituting CONTRACTOR to transfer a part of its production is limited, for each Calendar Year, to the fraction of the domestic consumption requirements of the REPUBLIC OF CAMEROON pertaining to the year equal to the ratio between CONTRACTOR’S participation in the production and the total production derived from the territory of the REPUBLIC OF CAMEROON for this same calendar year. The production thus transferred shall be delivered to the Delivery Point unless there is agreement to the contrary.

The REPUBLIC OF CAMEROON must make known its needs by giving a minimum prior notice of six (6) months so as to allow CONTRACTOR to make arrangements within the framework of its previous commitments for commercialization of the products of its exploitation. However, the REPUBLIC OF CAMEROON will not be held to this obligation of prior notice in case of Force Majeure which would cause it to require the production of CONTRACTOR within a shorter period of time.

The transfer price of the production so sold to the REPUBLIC OF CAMEROON shall be the Posted Price and shall be paid in a Convertible Currency. Such Convertible Currency shall be at the sole election of the REPUBLIC OF CAMEROON. The REPUBLIC OF CAMEROON shall, fifteen (15) days prior to the date of payment, give CONTRACTOR notice of the selected Convertible Currency.

The transfer price shall be paid within thirty (30) days of delivery of the production. If not paid by such date, interest at LIBOR plus two percent (2%) shall be charged on any amounts due. If the transfer price is not paid within sixty (60) days of such date, CONTRACTOR shall have the right to recover the unpaid amount plus interest by deducting said amount from any proportional mining royalty which may be due by CONTRACTOR to the REPUBLIC OF CAMEROON until all amounts due are fully paid.

The scheduling of deliveries will be provisionally effected during a given calendar year on the basis of available technical data and forecasts; an adjustment will be made during the first six months of the following year on the basis of the data of the calendar year under consideration.

The REPUBLIC OF CAMEROON may choose the most appropriate quality of production for its needs among the qualities available in Cameroon. Only in the case of proven fault of willful mixture of production upstream from the loading terminal by CONTRACTOR for the sole purpose of intentionally evading the intent of this paragraph, CONTRACTOR upon request of the REPUBLIC OF CAMEROON, shall commit to exchange tonnages accruing to the REPUBLIC OF CAMEROON with tonnages of Liquid Hydrocarbons of a different quality available to CONTRACTOR in Cameroon or abroad according to the practice in use in the international petroleum industry. Any additional costs incurred by CONTRACTOR in fullfilling the requirements of this paragraph shall be paid in a Convertible Currency by the REPUBLIC OF CAMEROON within thirty (30) days. Such Convertible Currency shall be at the sole election of the REPUBLIC OF CAMEROON. The REPUBLIC OF CAMEROON shall, fifteen days prior to the date of payment, give CONTRACTOR notice of the selected Convertible Currency. The U.S. Dollar conversion in the currency chosen by the REPUBLIC OF CAMEROON shall be made using the exchange rate quoted by the Société Générale, Paris, France at 11:00 a.m., Paris time, two (2) working days prior to the date of payment.

With the exception of what is provided hereinbove, CONTRACTOR will not be subject to any restriction on the free disposal of its production, which may be freely sold, transferred, transported, consumed, or exported free of any export duties or financial imposts and taxes whatsoever by it or by its buyer. For administrative purposes only, CONTRACTOR agrees to complete necessary documents for export of the production.

There shall be no discrimination among the Hydrocarbons producers in the REPUBLIC OF CAMEROON in regard to the obligations under this Article.

III - OBLIGATIONS OF THE REPUBLIC OF CAMEROON

ARTICLE 8 :

The REPUBLIC OF CAMEROON guarantees :

A)          TO CONTRACTOR :

•                  the stability of the legal and tax regime relating to the exploration, exploitation and transportation of Hydrocarbons under the conditions defined in Article 17 of this Convention ;

•                  subject to the provisions of Article 7, the freedom to dispose of the extracted Hydrocarbons and the related substances ;

•                  that for the purpose of calculation of the reimbursement of advances under the Contract and the calculation of Rente Miniere and taxes, all computations will be made using U.S. Dollars as the basis as outlined in the Accounting Procedure of the Contract. Payments of taxes, proportional mining royalty and Negative Royalty shall be made in a Convertible Currency; such Convertible Currency shall be at the sole election of the REPUBLIC OF CAMEROON. The REPUBLIC OF CAMEROON, shall fifteen days prior to the date of payment, give CONTRACTOR notice of the selected Convertible Currency. Conversion from U.S. Dollars into the currency selected by the REPUBLIC OF CAMEROON will be made two (2) working days prior to the date of payment using the rate quoted by Societe Generale, Paris, France, at 11:00 a.m. Paris time on that day ;

•                  that the total take (i.e. taxes, royalties, fees, duties, imposts, contribution to FOSHY, and any other payments of any nature or denomination whatsoever) in connection with Petroleum Operations due to the REPUBLIC OF CAMEROON or any state, local or municipal authority from CONTRACTOR is provided under this Convention ;

•                  not to make any modification or amendment to the Contract or this Convention without CONTRACTOR’S prior written consent.

•                  Exemption from any taxes, duty, fund, contribution, deposit, levy, imposts and royalty of any nature whatsoever in connection with the Petroleum Operations with the exception of :

•        Company tax as referred to in Article 24 of Law n° 78/24 of 29 December, 1978 or the company tax and the proportionnal tax, as the case may be, according to the option selected by each entity constituting CONTRACTOR as provided for in Article 16 hereof ;

•        Proportional mining royalty as referred to in Articles 13 and 14 hereof ;

•        Mining fees and rents as provided by Title II of Law n° 78/24 of 29 December, 1978 (said mining fees and rents shall be deductible for the computation of taxable income) ;

•                  The contribution to FOSHY referred to in Article 29 hereof (the said contribution is deductible for the computation of taxable income).

•                  Customs duties and taxes on importation as referred to in Annex II A of this Convention (said customs duties and taxes are deductible for the computation of taxable income).

It is understood that no exemption shall apply on the importation of personal goods or goods and services not in connection with Petroleum Operations.

•                  Exemption from any duties, taxes, withholding taxes imposts and royalty of any nature whatsoever on dividends distributed by each entity constituting CONTRACTOR to its shareholders and Affiliated Companies.

•                  The non-application of the provisions of Article 6 A-2 of General Tax Code relating to rental-expenditures for the determination of taxable income.

•                  Freedom of choice of SubCONTRACTORs and suppliers of goods and services subject to the provisions of Article 6 hereof.

B)            TO EACH ENTITY CONSTITUTING CONTRACTOR, ITS ASSOCIATES, SHARHOLDERS, SUPPLIERS, SUBCONTRACTORS, AFFILIATED COMPANIES :

•                  Exemption from any taxes and imposts on the turnover or the rendering of services relating to activities referred to in Annex II B hereof.

•                  The benefits of non discrimination in the legislative and regulatory domains in relation to any other enterprise carrying out Petroleum Operations in the Douala/Kribi-Campo, Rio Del Rey, Deep Water Zones and Other Interior Basins in the conditions set forth in this Convention.

•                  Freedom of choice, access to and movement of manpower without undue delay in the delivery of work permits subject to the provisions of Article 6 of the Labour Code and the provisions relating to public order.

•                  Subject to the provisions of this Convention, the granting of authorizations to import and, as the case may be to re-export their supplies of raw materials, products, equipment and any other necessary authorization required for Petroleum Operations.

•                  The right to underwrite abroad up to 80 % of the insurance for Petroleum Operations provided that such insurance is underwritten with an established insurance company, including any captive insurance company of an entity constituting CONTRACTOR or its Affiliated Companies.

It is understood that each entity constituting CONTRACTOR shall remain obligated to withhold taxes in accordance with the General Tax Code, Finance Laws and this Convention, on payments to employees, SubCoNTRAcToRs, or other third parties for activities undertaken for the account of CONTRACTOR.

Any adjustment and related penalties, fines and charges relating to the non fulfilment of this obligation by an entity constituting CONTRACTOR shall not be a fiscally deductible charge.

c)                                      TO AFFILIATED COMPANIES AND TO THE HEAD OFFICE OF EACH ENTITY CONSTITUTING CONTRACTOR :

•                  Exemption of all withholding and proportional taxes for payments of principal and interests, or other financial charges by each entity constituting CONTRACTOR to any of its Affiliated Companies or its head office, as the case may be. The same shall apply on any payment related to Petroleum Operations carried out by each entity constituting CONTRACTOR and between the Parties.

•                  Exemption from any taxes, all witholding at the source, all funds, all contributions, all deposits, duties, imposts, royalty of any nature or denomination whatsoever in connection with the Petroleum Operations in the Douala/Kribi-Campo, Rio Del Rey and Other Interior Basins.

Exemption from the payment of the special 15 % tax instituted by Law No. 79/1 of 29 June 1979 (‘TSR”) and any other taxes on payments by each entity constituting CONTRACTOR for any services, assistance, rentals of equipment and material provided that, in respect of the exemption from TSR said Affilitated Companies or head office of each entity constituting CONTRACTOR :

•                  do not have a permanent establishment in Cameroon (i.e. is not considered a resident for tax purposes) ;

•                  are providing services or goods at cost for Petroleum Operations for the account of CONTRACTOR (including overhead referred to in Chapter III, paragraph 2.3 of the Accounting Procedure in the Contract) ;

•                  as to any Mining Concession, will lose the above exemption from the date of commercial production of the first metric ton of Hydrocarbons, such exemption shall not apply to activities corresponding to Exploitation Costs, it being understood this exemption will remain in effect as to any Exploration Permit.

However, it is understood that these exemptions for Affiliated Companies and for the head office of CONTRACTOR do not preclude CONTRACTOR to deduct the totality of those expenditures for the determination of its taxable income.

ARTICLE 9 :

Notwithstanding any provision, law or regulation to the contrary, the REPUBLIC OF CAMEROON agrees to provide in favor of each entity constituting CONTRACTOR, their Affiliated Companies, their shareholders, their associates, their SubCONTRACTORS, their lenders, and firms and entities responsible for marketing the production as well as their regularly employed personnel, the following guarantees :

a)              subject to being able to meet obligations for Francs CFA payment due within thirty (30) days for local operating expenditures, freedom of conversion and transfer of funds intended for settlements with any of their suppliers, lenders and other creditors whether inside or outside the REPUBLIC OF CAMEROON ;

b)             the right to contract abroad for the loans, including loans provided by Affiliated Companies, necessary for the performance of their activities in Cameroon; such loans shall be in line with market conditions for similar transactions ;

c)              the free repatriation of invested capital and the free transfer of their profits ;

d)             the right to receive abroad and retain proceeds of sale offshore ;

e)              The right to receive abroad and freely dispose in offshore banks any funds derived of the liquidation of investment ;

f)                freedom of transfer of sums owed by these persons and entitles, as well as the freedom to receive sums properly due to them under any entitlement whatsoever ;

g)             in the event that during the term of this Convention, any mining titleholder within the Douala/Kribi-Campo, Rio Del Rey and Other Interior Basins benefits from one or more conditions more favorable than those provided for under this Article, the benefit of that condition or of those conditions shall be applied by right to CONTRACTOR as well as to the natural persons and corporate entities referred to above ;

h)             exemption of all taxes, including withholding taxes, and charges, whether direct or indirect, for payments of any kind made pursuant to this Article between each entity constituting CONTRACTOR and any of their Affiliated Companies including transfer of profits to the head office.

CONTRACTOR and the persons and corporate entities referred to under the first paragraph of this Article agree to complete necessary documents to comply with the formalities relating to the exchange system in force as in effect on the date of the signature of this Convention, in the REPUBLIC OF CAMEROON without prejudice to the guarantees provided in this Article.

The REPUBLIC OF CAMEROON shall notify of its approval of such documentation submitted by CONTRACTOR and the persons and corporate entities referred to under the first paragraph of this Article in complying with the formalities relating to the exchange system within thirty (30) days of submission.

ARTICLE 10 :

Taking into account the provisions of Article 4 hereabove, the REPUBLIC OF CAMEROON agrees not to establish any restriction or modification to the free exercise of the provisions of the Articles of Incorporation or By-laws of any entity constituting CONTRACTOR, to the free choice of associates, stockholders or members, to the rights attached to the shares of stock, to the free choice of individuals or corporations in charge of the management or control of any entity constituting CONTRACTOR, to the freedom of decisions of any entity constituting CONTRACTOR concerning its structure and functioning (especially increase and reduction of capital, distribution or capitalization of profits or reserves, disposition of corporate assets and any settlement), to the system applicable to the relations between any entity constituting CONTRACTOR, its stockholders and its Affiliated Companies, to the freedom of decisions undertaken for the technical, administrative, commercial, or financial management of any entity constituting CONTRACTOR and in connection with the exploitation of its Discoveries. Notwithstanding any provision, law or regulation to the contrary, there shall be no obligation on any of the entities constituting CONTRACTOR to incorporate a legal entity under the laws of Cameroon.

ARTICLE 11 :

In the event of a Discovery by CONTRACTOR of one or more deposits which it deems to be unprofitable to develop, either the REPUBLIC OF CAMEROON or CONTRACTOR may submit a proposal to develop it under conditions mutually agreed upon at the time. Such conditions will be negotiated under the provisions of Law n° 95/13 of 08 August, 1995 related to the production of liquid hydrocarbons in marginal fields in the mining property of the State.

IV- LEGAL AND FISCAL PROVISIONS

ARTICLE 12 :

In accordance with the provisions of Law n° 64-LF-3 of 6 April, 1964, in the event of a Discovery during the period of validity of an Exploration Permit CONTRACTOR shall have the right to obtain the corresponding Mining Concession, provided that it has applied for same prior to the expiration of the Exploration Permit. Provided CONTRACTOR has satisfied the minimum commitments under the Exploration Permit for the current period, the term of the Exploration Permit shall be extended at CONTRACTOR’S request for up to six (6) months to enable the completion of drilling and/or testing and/or the interpretation of the results thereof of any well actually drilling and/or testing and/or being interpreted at the end of any term of the Exploration Permit and the CONTRACTOR’S right to obtain the corresponding Mining Concession shall be preserved.

Furthermore, for the granting of offshore Mining Concessions, CONTRACTOR shall be exempted from the procedure for public notice and inquiry provided for in Article 15 of the aforementioned Law and from the boundary marking provided for in Article 82 of Decree n° 64-DF-163 of 26 May, 1964.

The Production Operations shall be carried out under the conditions established by the petroleum legislation as listed in Article 17 hereof.

ARTICLE 13 :

The rate of proportional mining royalty for Liquid Hydrocarbons shall be fixed according to the following procedure:

1.                                       Before June 30th of each year, the rate of the proportional mining royalty applicable, on a provisional basis, during the following Fiscal Year for all the Mining Concessions derived from Exploration Permits located within the Area of Association, shall be set by the REPUBLIC OF CAMEROON at a rate such that CONTRAcToR receives the percentage of Rente Miniere guaranteed to CONTRACTOR, within the conditions set forth in Article 16 hereof.

This rate shall be set on the basis of the economic forecasts presented by the Parties for the following Fiscal Year and after consultation between the Parties in order to define jointly and in a good faith a reasonable rate.

If, however, the Parties fail to agree on a reasonable rate at the latest by June 30th or by the end of the Quarter thereafter, the rate shall be set within fifteen (15) days of such date by applying the following criteria :

•                  forecasts for the Optimum Production Capacity as defined in Article XI of the Contract and forecast of Technical Costs as agreed during the last Operating Committee meeting (as referred to in the Contract) for the following Fiscal Year ;

•                  the average differential between the Posted Price of Liquid Hydrocarbons set for the previous Quarter and the average price of dated Brent Platts Market Wire for the month ending on such date.

2.                                       Before October 1st of each year, the final rate for the proportional mining royalty, due for the past Fiscal Year on all Mining Concessions derived from Exploration Permits located within the Area of Association, shall be set at a rate such that CONTRACTOR receives the percentage of Rente Miniere guaranteed to CONTRACTOR within the conditions set forth in Article 16 hereof.

3.                                       In implementation of the provisions of paragraphs 1 and 2 of this Article, the expression “proportional mining royalty” also refers, as the case may be, to Negative Royalty.

When considering the manner of settlement of Negative Royalty, the REPUBLIC OF CAMEROON reserves the right to pay in either kind or cash. Within the month following the granting of the Mining Concession, the REPUBLIC OF CAMEROON shall notify CONTRACTOR of the method of payment it has selected. If this notification is not given, it shall be deemed to have elected to pay in cash. The REPUBLIC OF CAMEROON may at any time modify such option, subject to six (6) months prior notice being given to CONTRACTOR.

ARTICLE 14 :

1.               Pursuant to Article 26 of Law n° 64-LF-4 of 6 April, 1964, the following rules shall be applicable for payment of the proportional mining royalty, or Negative Royalty as the case may be. The REPUBLIC OF CAMEROON shall notify CONTRACTOR within the month following the grant of a Mining Concession if it desires to receive part or all of the royalty in kind. In the absence of such notice, it shall be deemed to have chosen to receive the royalty in cash; it may at any time change its choice by giving six (6) months prior notice.

The royalty payment in cash shall be made each quarter by installments calculated according to the following formula :

A= 0.95 x Q x T x V

where :                                  A =   the installment ;
Q =   the quantities produced and saved during the past Quarter ;
T =   the royalty rate applicable in accordance with Article 13-1 hereof ;
V =   the value of the Hydrocarbons at the Delivery Point.

In the case of Liquid Hydrocarbons, the value V shall be the Posted Price. In case of Natural Gas, the value V shall be established pursuant to Article 21 hereof.

A final settlement Shall occur on October 1st of each year for royalty due for the past Fiscal Year ending on June 30.

The payment of the proportional mining royalty or Negative Royalty, as the case may be, in kind shall be made by one or more deliveries arranged by agreement of the Parties and made, unless otherwise agreed, at the Delivery Point.

In order for final statements of account to be drawn up, Operator (as defined in the Contract) acting on behalf of CONTRACTOR must before the 15th of each month send to the Minister in charge of Mines a signed declaration of production for the preceding month which is certified to be true and correct.

If by the 15th of any month, the Minister in charge of Mines has not received said declaration of production, he shall give written notice of same to CONTRACTOR. CONTRACTOR shall promptly furnish said final statement within two business days (defined as Monday through Friday) or a penalty of ten (10) percent shall be applied to said production for which the declaration has not been submitted for royalty calculation.

If after having received such notice, said declaration of production has not been submitted before the 20th of the month following the Quarter under consideration, there shall be an arbitrary assessment. In this case, CONTRACTOR shall be penalized by a surcharge of twenty five (25) percent.

If applicable, the proportional mining royalty in cash must be paid quarterly to the Cashier’s Office of the Treasury at the latest by the 30th of the month following the Quarter under consideration.

It is specified that the proportional mining royalty is not a Technical Cost but is a fiscally deductible charge. Related interest received or paid by CONTRACTOR, as the case may be, shall be considered, respectively, as income or as a fiscally deductible charge, outside Rente Miniere.

2.               For each Fiscal Year under consideration, the determination of the quarterly instalments of Negative Royalty, of the amount of the final settlement as well as of the due dates of said amounts (the 30th day of the month immediately following the expiration of the relevant Quarter for each instalment and October 1st for the final settlement and the corresponding payment) shall be governed by the same rules as those provided for hereinabove for the proportional mining royalty due by CONTRACTOR.

a)              if the proportional mining royalty or Negative Royalty, as the case may be, is not fully paid (quarterly installments) by the due date, the creditor Party shall have the absolute right to lift, in the course of the following Quarters, a quantity of Liquid Hydrocarbons taken from the lifting entitlement of the debtor Party, for a value equivalent to the outstanding unpaid amounts plus interest calculated pursuant to paragraph 3.f) hereof. Said right shall continue to be exercised until complete payment of the amount due. The Liquid Hydrocarbons thus lifted shall be provisionally valued at the last known Posted Price after deduction of lifting and marketing costs.

b)             the lifting right of the creditor Party shall be exercised as follows :

if a quarterly installment on account of the royalty due by or to CONTRACTOR for the Quarter has not been fully paid within thirty (30) days following the due date (i.e., if there remains an unpaid amount at the end of the second month of the Quarter N + 1), the creditor Party shall receive as compensation in the course of the Quarter N + 2, an additional right to lift Liquid Hydrocarbons from the lifting entitlement of the debtor Party for the latter Quarter. The quantity of said compensatory lifting (QC) shall be provisionally calculated as follows :

QC =	Unpaid amount of installment A
Pn

Pn being the Posted Price applicable for the Quarter N after deduction of the lifting and marketing charges. If the Posted Price applicable for the Quarter is not known on the date of the lifting, the latest known Posted Price shall be provisionally applied in order to calculate the compensatory lifting.

The Liquid Hydrocarbons lifting schedule for the Quarter N+2, established during the Quarter N+1, shall take into account this compensatory lifting so as to have it take place as early in the Quarter N+2 as possible, with due consideration being given to constraints imposed by production, storage and logistics facilities.

For the purpose of the foregoing provisions, the value of Liquid Hydrocarbons lifted shall be included in the debtor Party’s Hydrocarbon Turnover for the computation of the Rente Miniere of the Fiscal Year during which the liftings have occurred.

3.               Before October 1st, following the end of the Fiscal Year, the final settlement of the proportional mining royalty or, as the case may be, of the Negative Royalty, for such Fiscal Year, shall be made as follows :

a)              the final rate of the royalty shall be determined and then used to calculate the final amount of the annual royalty and the final quarterly installments A’l, A’2, A’3 and A’4 ;

b)             the difference S between the final amount of the annual royalty and the sum of the final quarterly instalments shall be determined ;

c)              the amounts of the provisional quarterly instalments paid (A”n) shall be adjusted to reflect, where necessary, the amount of late payment interests accrued between the due dates and the dates of actual payment as follows :

•                  for quarterly payments made in kind (including compensatory liftings), the value of the quantities so lifted shall be determined by application of the Posted Price of the Quarter during which the lifting took place, after deduction of the late payment interests accrued between the due date and the date of lifting, in accordance with the terms and conditions of paragraph f) hereunder;

•                  for quarterly payments made in cash, the amount of each corresponding provisional instalment shall be calculated, each being equal to the respective amount of the installment paid, after deduction of the late payment interests accrued between the due date and the date of payment, in accordance with the terms and conditions of paragraph f) hereunder.

d)             for each Quarter n, calculation shall be made of the amount of settlement Rn equal to the difference A’n-A”n, increased by interest, calculated on the difference A’n-A”n for the period between the due date of the instalment and October 1st. This interest shall be computed in accordance with the terms and conditions of paragraph f) hereunder ;

e)              the annual settlement amount (M) shall be calculated as follows :

M = S + R1 + R2 + R3 + R4

where :

Rn is the amount of settlement for Quarter n. The due date of said annual settlement amount (M) shall be October 1st.

If this amount is not paid on said due date, it will immediately bear interest until it is actually paid. The said interest shall be calculated in accordance with the terms and conditions of paragraph f) hereunder.

If this amount is not paid at the latest 30 days after its due date, the creditor Party shall have the right to carry out compensatory liftings of Liquid Hydrocarbons according to the same procedure as the procedure applicable to quarterly instalments set forth in paragraph 2 hereabove. The calculation of the value of the quantities so lifted (after deduction of late payment interests) shall be subsequently adjusted, by application of the Posted Price of the Quarter during which the lifting took place, as soon as such Posted Price is known.

The differential between the value of the quantities so lifted, adjusted as indicated above and the amount (M) shall be paid in cash by the debtor Party to the creditor Party within thirty (30) days following notification to the debtor Party of the amount of said differential.

f)                For the purpose of this paragraph 3, the interests referred to in c), d) and e) above shall be calculated, when necessary, at the LIBOR on the last business day of the month preceding each month in which the calculation is made plus two percent (2%).

Interest shall be calculated on the basis of a 360 days year.

Said interests shall not be taken into account for calculation of Rente Miniere but shall only be taken into account in the determination of taxable income for the Fiscal Year during which such interest shall have been paid or received.

ARTICLE 15 :

The profits of each entity constituting CONTRACTOR derived from its Petroleum Operations shall be subject solely to the company tax referred in Article 24 of Law n° 78/24 of 29 December 1978 (57.5%) or to a company tax and proportional tax referred to in Article 16 of this Convention at a combined rate of 48.6475%, it being specified that for the determination of taxable income, the Posted Price for Liquid Hydrocarbons as defined in this Convention shall be applied.

1.               The rules governing the application of the company tax and, as the case may be, the company tax and the proportional tax are those which are fixed by this Convention and by the General Tax Code such as it is in force on the date of the signature of this Convention, and especially its Articles 5-1 and 5-2 subject to the following exceptions :

a)              The limitations established by Article 6-B of the General Tax Code relating to the deduction of interest paid to members and shareholders who are, in law or in fact, responsible for the management of the company, are not applicable to entities constituting CONTRACTOR for the determination of their taxable profit.

b)             The depreciation rules and rates specified in Annex I shall be applied.

c)              The limitations fixed by Article 6.A1 f.1 of the General Tax Code shall not be applicable to the entities constituting CONTRACTOR.

d)             Any losses incurred in each Fiscal Year shall be carried forward through the three subsequent fiscal years. It is understood the time limit for recovery of losses shall not begin until commencement of commercial production.

For the computation of taxable income any amortization can be carried forward indefinitely at the sole election of each entity constituting CONTRACTOR.

e)              The rules requiring a minimum fixed company tax shall not be applicable to each entity constituting CONTRACTOR.

2.               It is understood the royalty provided in Article 13 and the tax stipulated by paragraph 1 of the present Article stand respective for the royalty and the set of direct taxes referred to in Article 37 of Law n° 64/LF/4 of 6 April, 1964. It follows that the entities constituting CONTRACTOR and the revenues that it withdraws from the activity which is the subject of the Convention shall benefit from the exemptions provided for in the said Article 37.

3.               It is agreed all Technical Costs of each entity constituting CONTRACTOR are deductible for the computation of company tax. Any costs incurred by each entity constituting CONTRACTOR not included in the definition of Technical Costs but deductible following the General Tax Code and the special rules of this Convention are deductible for the calculation of actual company tax outside Rente Miniere.

ARTICLE 16 :

1.               The amortizations referred to in this Article shall be calculated according to the rules and rates specified in Annex I of this Convention.

2.               For the purpose of the division of Rente Miniere between the Parties, taxes and proportional mining royalty calculation, each entity constituting CONTRACTOR shall elect one of the two options hereafter. Such election shall be made once and remain irrevocable; however, in the case of assignment to a successor not being an Affiliated Company, the new Party may elect one of the two options.

OPTION A :                                                   For each Fiscal Year, CONTRACTOR shall be entitled to and shall receive, after payment of the proportional mining royalty, company tax as provided in Article 24 of Law No. 78/24 of 29 December, 1978, contribution to FOSHY and any tax, duty, bonus, tariff, fee, royalty of whatever kind, a share of the Rente Miniere equal to :

* For Rio Del Rey Basin	:	22%,
* For Douala/Kribi-Campo Basin	:	26%,
* For Interior Basins and Deep Water Zones	:	30%.

If for the Fiscal Year under consideration, the value of the share of Rente Miniere guaranteed to CONTRACTOR is not attained or is exceeded, the final rate of the proportional mining royalty that CONTRACTOR must pay, or the Negative Royalty that CONTRACTOR must receive, as the case may be, shall be consequently fixed and, unless the Parties agree at the appropriate time on any other arrangement leading to the same result, CONTRACTOR shall assign to the REPUBLIC OF CAMEROON or the REPUBLIC OF CAMEROON shall assign to CONTRACTOR, as the case may be during the current Fiscal Year, Liquid Hydrocarbons in quantities and under conditions of assignment such that CONTRACTOR actually receives the share of Rente Miniere guaranteed above.

The above CONTRACTOR’s share of Rente Miniere is guaranteed after payment of proportional mining royalty and company tax, contribution to FOSHY and any tax, duty, fee, bonus, tarriff and royalty of any nature or denomination whatsoever.

Notwithstanding the company tax and proportional tax rates stipulated by the General Tax Code, the company tax rate is equal to : 57.5%.

OPTION B :                                                   For each Fiscal Year CONTRACTOR shall be entitled to and shall receive after payment of the proportional mining royalty tax (other than company tax and proportional tax as provided in this Article 16), contribution to FOSHY and after any other tax, duty, bonus, tarriff, fee, royalty of whatever kind a share of Rente Miniere equal to :

* For Rio Del Rey Basin	:	42.84	%,
* For Douala/Kribi-Campo Basin	:	50.63	%,
* For Interior Basins and Deep Water Zones	:	58.42%

If for the Fiscal Year under consideration, the value of the share of Rente Miniere guaranteed to CONTRACTOR is not attained or is exceeded, the final rate of the proportional mining royalty that CONTRACTOR must pay, or the Negative Royalty that CONTRACTOR must receive, as the case may be, shall be consequently fixed and, unless the Parties agree at the appropriate time on any other arrangement leading to the same result, CONTRACTOR shall assign to the REPUBLIC OF CAMEROON or the REPUBLIC OF CAMEROON shall assign to CONTRACTOR, as the case may be during the current Fiscal Year, Liquid Hydrocarbons in quantities and under conditions of assignment such that CONTRACTOR actually receives the share of Rente Miniere guaranteed above.

The above CONTRACTOR’s share of Rente Miniere is guaranteed after payment of proportional mining royalty, any tax, duty, fee, bonus, tarriff, royalty of whatever kind but before company tax and proportional.

Notwithstanding the company tax and proportional tax rates stipulated by the General Tax Code, the combined tax,rate resulting from company tax and proportional tax is equal to : 48.6475%.

Under either Option A or B, each entity constituting CONTRACTOR shall be subject to and separately liable for their respective taxes and proportional mining royalty. In case of positive or negative Rente Miniere each entity constituting CONTRACTOR shall be entitled and shall receive a share of Rente Miniere according to its participating interest following the rules of the selected option. In case of Negative Royalty, it is understood that the amount of Company tax used in the computation of the negative proportional mining royalty or Negative Royalty, as the case may be, will be zero.

For the purpose of selecting one of the options under this Article, NOMECO hereby selects Option B and GLOBEX hereby selects Option B.

Each entity constituting CONTRACTOR shall separately file tax returns and make tax payments in accordance with relevant provisions of the General Tax Code. Each entity constituting CONTRACTOR shall receive, not later than ninety days from the date of filing of the relevant company tax and proportional tax returns, from the Treasury Accountant or other appropriate authority of the REPUBLIC OF CAMEROON, official receipts evidencing payment of company tax or company tax and proportional tax, as the case may be.

For the first year of guarantee of the share of Rente Miniere, the Technical Costs of that year include all the previous charges and amortizations allowed under the Accounting Procedure to the Contract (even if they are deferred for the company tax computation). It is understood, for the computation of actual company tax, the rules of Article 15 hereof (including the rules regarding the carryforward of losses) shall apply.

3.               In case one or more Discoveries in a Mining Concession cannot be developed under the conditions stipulated in this Article, the parties to the Contract will get together to find a solution acceptable to them. Lacking such an agreement, if the REPUBLIC OF CAMEROON nevertheless wishes to proceed with the development of the Discovery, it may do so alone or with any other partner subject to reimbursing CONTRACTOR for all its expenditures related to said Discovery paid by CONTRACTOR not previously reimbursed or recovered through depreciation or any other amount mutually agreed.

4.               CONTRACTOR shall have the absolute right to dispose freely in the REPUBLIC OF CAMEROON and abroad of the proceeds accruing to it pursuant to this Convention.

5.               CONTRACTOR shall pay a single production bonus to the REPUBLIC OF CAMEROON when each of the following production rates is reached :

•                  900,000 U.S. Dollars after ninety (90) consecutive days of production of Liquid Hydrocarbons at the rate of 20,000 barrels a day.

•                  1,350,000 U.S. Dollars additional after ninety (90) consecutive days of production of Liquid Hydrocarbons at the rate of 50,000 barrels a day.

•                  1,350,000 U.S. Dollars additional after ninety (90) consecutive days of production of Liquid Hydrocarbons at the rate of 100,000 barrels a day or more.

Payment shall be made by CONTRACTOR in Francs CFA thirty (30) days after the respective production levels have been achieved. If payment is not made within said time period, interest will be charged at the LIBOR rate in effect on the date on which said interest starts to accrue, plus two percent (2%).

6.               Special fiscal and other provisions applicable to the MVIA Marginal Field as defined in Law n° 95/13 of 8 August, 1995 are set forth in Annex IV of this Convention.

ARTICLE 17 :

The legal and fiscal system to which CONTRACTOR is subject for its Petroleum Operations in the REPUBLIC OF CAMEROON is defined by the following, to the extent not contrary to the provisions of this Convention :

•                  Law n° 64/LF/3 of 6 April, 1964 to establish the Mining Code ;

•                  Law n° 64/LF/4 of 6 April, 1964, to establish a Mining Taxation Code ;

•                  Law n° 78-14 of 29 December, 1978, completing as concerns Hydrocarbons, Law n° 64/LF/3 of April 6,1964, to establish the Mining Code ;

•                  Law n° 78-24 of 29 December, 1978, to establish a Mining Taxation Code ;

•                 Law n° 82-20 of 26 November, 1982, to lay down special obligations for oil companies ;

•                  Law n° 89-15 of 28 July, 1989, to amend and supplement certain provisions of Law n° 82-20 of November 26, 1982, to lay down special obligations for oil companies ;

•                  Law n° 90/18 of 10 August, 1990, to authorise the Government to conclude Establishment Conventions with oil companies that are holders of Mining Exploration Permits in sedimentary basins other than the Rio Del Rey Basin ;

•                  Law n° 91/18 of 12 December 1991 to lay down particular incentives for the promotion of exploration and production of hydrocarbons in the Douala Basin ;

•                  Law n° 95/13 of 8 August, 1995 to lay down special measures for the promotion of activities related to the production of liquid hydrocarbons in marginal fields in the mining property of the State ;

•                  Law n°95/14 of 8 August, 1995 relating to the keeping of the accounts of Oil Companies in U.S. Dollars ;

•                  Law n° 96/12 of 5 August, 1996, to institute the legal framework relating to the management of the environment ;

•                  The General Tax Code as in effect on 31 December, 1995 ;

•                  All Finance Laws of the REPUBLIC OF CAMEROON as in effect on 31 December, 1995 ;

•                  Ordinance n° 90/007 of 8 November, 1990, to institute the Investment Code of Cameroon ;

•                  Decree n° 64/DF/162 of 26 May, 1964, to establish the conditions for exploration, for the working of deposits exploitation, and the transport of Liquid and Gaseous Hydrocarbons ;

•                  Decree n° 64/DF/163 of 26 May, 1964, to establish Mines Regulations ;

•                  Decree n° 94/021 of 10 February, 1994 to amend and supplement certain provisions of Decree n° 68/DF/460 of 3 December, 1968 ;

•                  Any provisions of general law, ordinance, decree, order applicable in the REPUBLIC OF CAMEROON in effect on the date of the signature of this Convention to the extent not contrary to the provisions of this Convention.

No modifications made during the term of this Convention to the legal and fiscal systems defined hereabove, nor any legislative, regulatory, or administrative provisions which are in conflict with the provisions of this Convention shall apply to CONTRACTOR without its prior written consent.

ARTICLE 18 :

When CONTRACTOR considers that any measure of which it has been notified, conflicts with the provisions of this Convention or materially affects the benefits to be derived from it, it has the right to request that the application thereof be cancelled insofar as it is concerned.

To this end it must send a request setting forth the reasons upon which it bases its opinion to the Minister in charge of Mines within a period of two months starting from the notification of the measure. Within a period of two (2) months starting from the receipt of the request of CONTRACTOR, the Minister in charge of Mines may :

•                  either reject the request of CONTRACTOR, which may then have recourse to the arbitration procedure defined in Title VII below ;

•                  or grant said request and see to it that the provision is no longer applicable to the CONTRACTOR or to the titleholders and associates concerned.

If there is no reply within the time period specified above, the request will be considered granted. At CONTRACTOR’S request, the Minister in charge of Mines shall give necessary evidence thereof to CONTRACTOR in writing.

ARTICLE 19 :

The introduction of the procedure provided for in Article 18 hereabove results in the suspension of the measure in question up to the time of decision, or absent a decision, up to the end of the period provided for in the said Article. In the case of subsequent referral to arbitration procedure, the suspension will continue within the conditions stipulated under Title VII hereof.

ARTICLE 20 :

In the event that the REPUBLIC OF CAMEROON and any company enter into a Convention of Establishment for Petroleum Operations in the Douala/Kribi-Campo, Rio Del Rey Basins, Deep Water Zones and other Interior Basins, the terms and conditions of which CONTRACTOR considers more advantageous for the said company than the: ones in this Convention, the terms and conditions of this Convention shall be modified in order not to discriminate against CONTRACTOR with respect to the new company and to confer on CONTRACTOR the benefit of equivalent terms and conditions.

V - PROVISIONS RELATIVE TO NATURAL GAS

ARTICLE 21 :

1.               CONTRACTOR shall have the right to use any Natural Gas for Petroleum Operations, including, but not limited to, reinjection for pressure maintenance, power generation and recycling.

2.               Associated Natural Gas which is not used pursuant to the provisions of paragraph 1 above, and the processing and utilization of which in the opinion of CONTRACTOR is not economical, shall be returned to the subsurface structure, or may be flared with the consent of the Republic of Cameroon, which consent shall not be withheld or delayed. when flaring is consistent with good international petroleum industry practice. In the event that CONTRACTOR chooses to process and sell Associated Natural Gas, CONTRACTOR shall notify the REPUBLIC OF CAMEROON and upon such notification, the REPUBLIC OF CAMEROON and CONTRACTOR shall, as soon as practicable thereafter, meet with a view to reaching an agreement on the processing and sale of such gas. In the event Contrator chooses not to process and sell Associated Natural Gas, the REPUBLIC OF CAMEROON may elect to offtake at the outlet flange of the gas-oil separator and use such Associated Natural Gas which is not required for Petroleum Operations. Until such time the REPUBLIC OF CAMEROON is able to take delivery of such Associated Natural Gas, such Associated Natural Gas may be flared. There shall be no charge to the REPUBLIC OF CAMEROON for such Associated Natural Gas, provided that all costs related to the gathering of such Associated Natural Gas and to the processing shall be for the account of the REPUBLIC OF CAMEROON.

3.               Notwithstanding anything to the contrary under any law or regulation, when Non- Associated Natural Gas is discovered and CONTRACTOR has applied for the granting of a Mining Concession in respect of said Discovery, the Parties shall as soon as possible after completion by CONTRACTOR of an appraisal programme, or sooner if so agreed, meet with a view to reaching an agreement on the appraisal, if applicable, development, production, processing and sale of such gas. A Mining Concession for Non-Associated Natural Gas applied for by the CONTRACTOR shall be promptly granted by the REPUBLIC OF CAMEROON but CONTRACTOR shall not have the obligation to develop the Discovery as long as said agreement has not been reached. If CONTRACTOR has not commenced development of the Gas Discovery within six (6) years of grant of the Mining Concession, CONTRACTOR shall relinquish said Mining Concession.

4.               In the event that the development, production, processing, utilization, disposition or sale of Associated or Non-Associated Natural Gas is determined by the Parties to be economically feasible in accordance with this Article, all costs and expenses directly attributable to the development and production of the same from the reservoir to the ‘Delivery Point, and the revenues derived therefrom, shall, unless otherwise agreed between the Parties, be included in the Hydrocarbons Turnover and Technical Costs respectively, for all purposes of this Convention, subject to the Accounting Procedure contained in Annex “A” to the Contract.

The value to be attributed to Natural Gas shall :

i)               For arm’s length sales to third parties, be equal to the net realized price obtained for such Natural Gas at the Delivery Point.

ii)           For sales other than at arm’s length to third parties, be determined by agreement between the REPUBLIC OF CAMEROON and CONTRACTOR, provided, however, that such price or value shall reflect the following: the quantity and quality of the Natural Gas ; the purpose for which the Natural Gas is to be used; and the international market price of competing or alternative fuels or feedstocks.

iii)       Arm’s length third party sales shall not include sales to Affiliated Companies or to the REPUBLIC OF CAMEROON.

VI - IMPLEMENTATION OF THE CONVENTION

ARTICLE 22 :

The REPUBLIC OF CAMEROON and the entities constituting CONTRACTOR undertake to co–operate in all possible ways to achieve the objectives of this Convention.

If the REPUBLIC OF CAMEROON considers that any entity constituting CONTRACTOR has committed a breach in the performance of any of its obligations under this Convention, it shall so notify each entity constituting CONTRACTOR in writing specifying the nature of the breach and said entity constituting CONTRACTOR shall have ninety (90) days to remedy the breach or refer the matter to arbitration in accordance with the provisions of Articles 23 to 25 hereof.

Unless otherwise provided for in this Convention, each entity constituting CONTRACTOR shall be jointly and severally liable for the obligations of CONTRACTOR under this Convention.

VII - DISPUTE RESOLUTION AND APPLICABLE LAW

ARTICLE 23 :

Subject to the provisions of Article 26 hereof, any disputes between the REPUBLIC OF CAMEROON and CONTRACTOR concerning the interpretation or the application of this Convention, including the implementation of the decision of an expert under Article 26 hereof, shall be settled by the arbitration procedure defined herein.

The Parties hereby consent to submit to the International Center for Settlement of Investment Disputes (ICSID) any dispute in relation to or arising out of this Convention for settlement by arbitration pursuant to the Convention of the Settlement of Investment Disputes between States and Nationals of other States (ICSID Convention).

The Parties hereby agree that, for the purpose of Article 25(1) of the ICSID Convention, any dispute in relation to or arising out of this Convention is a legal dispute arising directly out of an investment.

ARTICLE 24 :

The ruling of the arbitrators shall be final and irrevocable. It shall be binding on the Parties and enforceable according to Article 54 of the ICSID Convention.

The Parties shall henceforth formally and without reservations renounce the right to challenge the said ruling, to obstruct its execution by any means or to appeal against it before any court or jurisdiction whatsoever.

ARTICLE 25 :

The Parties shall not be relieved from meeting their obligations arising from this Convention during the arbitration procedure.

However, the commencement of the arbitration procedure shall be enforcement of the contested measure for the duration of such arbitration.

ARTICLE 26 :

Any technical matter in dispute between the REPUBLIC OF CAMEROON and the CONTRACTOR including, but not limited to :

•                  the areal extent of a Discovery or Discoveries and the corresponding Mining Concession as referred to in Article 5 hereof ;

•                  the Technical Costs ;

•                  Petroleum Operations ;

•                  Calculation of the Posted Price ;

•                  any other matter of a technical nature that the Parties mutually agree ;

may, at the request of either of such Parties by written notice to the other(s), be proposed to be referred for determination by a sole expert to be appointed by agreement between the Parties. If the Parties fail to agree on the submission of the matter in dispute to an expert, the matter in dispute shall be referred to arbitration under Articles 23, 24, and 25 hereof.

If the REPUBLIC OF CAMEROON and the CONTRACTOR agree on the referral of the matter to a sole expert but fail to agree on the appointment of the expert within sixty (60) days of their agreement to submit the matter to an expert, either of such Parties may have such expert appointed by the President for the time being of the Institute of Petroleum (London).

If the aforesaid President shall be disqualified to act by reason of professional, personal, or social interest or contract with any of the Parties in dispute, their Affiliated Companies, their officers or employees, the next highest officer for the time being of said Institute of Petroleum (London), who is not disqualified shall act in lieu of said President. No person shall be appointed to act as an expert under this Article unless he shall be qualified by education, experience and training to determine the subject matter.

The mission of the expert shall be to determine which Party has adopted the position with respect to the matter in dispute which is the most consistent with the terms of this Convention and good oilfield practices as applied by the international petroleum industry. The expert shall render his decision within sixty (60) days after the date of his appointment, unless the Parties agree otherwise.

The decision of the expert shall be final and binding on both CONTRACTOR and the REPUBLIC OF CAMEROON. All costs associated with a determination hereunder and duly justified, including the experts fees and expenses, and the costs associated with an appointment, if any, made by the President of the Institute of Petroleum (London) shall be borne equally by the Parties.

VIII - VIOLATION OF THE CONVENTION

ARTICLE 27 :

Violation by any entity constituting CONTRACTOR of the provisions of this Convention may entail denunciation thereof with respect to such entity by the REPUBLIC OF CAMEROON after notification and a ninety (90) day period to remedy in accordance with the provisions of Article 22 above.

However, without prejudice to the provisions of Articles 23, 24, 25, 26 and 30 the following violation by an entity constituting CONTRACTOR may entail automatic denunciation of the Convention with respect to such entity, after having been notified in writing, it does not take remedial action within ninety (90) days following such notification :

a)              refusal to furnish information on the discovery of Hydrocarbons to the REPUBLIC OF CAMEROON within prescribed time limits ;

b)             refusal to furnish the department in charge of taxation with the returns provided for in the General Tax Code within prescribed time limits ;

c)              refusal to pay within prescribed time limits bonuses and royalties under the conditions laid down in Article 14 and 16 (5) hereof ;

d)             refusal to forward, within the prescribed time limits, to the Minister in charge of Mines, the production declaration provided for in Article 14 (1) hereof ;

e)              failure to deliver the REPUBLIC OF CAMEROON’s share of production ;

f)                the interruption or slowing down of exploitation activities without valid reason or, in the absence of valid reason, without prior written consent of the REPUBLIC OF CAMEROON.

Where an entity constituting CONTRACTOR is guilty of one of the above mentioned violations, and where he has not commenced to take remedial action within the prescribed time limit, such entity shall lose all its rights and interests, except its rights to recover all or part of its investment made in the Douala/Kribi-Campo, Rio Del Rey, Deep:Water Zones and Other Interior Basins as provided for in Article 16 (3) hereof, and the Convention shall be denounced with regard to that entity by mere notification in writing.

Termination of the Convention shall not relieve the Parties of legal and contractual obligations that they may have to honor on the date of such termination.

ARTICLE 28:

Cameroon law, generally accepted principles of international law and standard practices widely used in the international petroleum industry shall be applied with respect to this Convention.

IX - HYDROCARBONS SUPPORT FUND

ARTICLE 29 :

CONTRACTOR shall contribute annually in proportion to its Participation in the Production, as defined in the Contract, to the Hydrocarbons Support Fund ( Fonds de soutien pour les Hydrocarbures, herein referred to as “FOSHY” ) established by the REPUBLIC OF CAMEROON for the purpose ,of enhancing petroleum exploration in the REPUBLIC OF CAMEROON. The contribution to this fund shall be equal to the equivalent in a Convertible Currency of 0.20 U.S. Dollar per barrel of Liquid Hydrocarbons produced and saved by the CONTRACTOR. Such contribution shall not be included in the Technical Costs but shall be considered a fiscally deductible charge.

The Hydrocarbons Support Fund shall be administrered by the REPUBLIC OF CAMEROON in accordance with applicable regulations.

X - MISCELLANEOUS PROVISIONS

ARTICLE 30 :

No delay or default of CONTRACTOR or the REPUBLIC OF CAMEROON in performing any of the obligations under this Convention shall be considered a breach of contract if such delay or default is caused by a case of Force Majeure.

Force Majeure affecting Affiliated Companies and/or Sub-Contractors shall be considered Force Majeure affecting CONTRACTOR in so far as it affects Contractor’s Petroleum Operations in the REPUBLIC OF CAMEROON. In such case, CONTRACTOR shall provide the proof.

lf, in the event of Force Majeure, the performance of any of the obligations under this Convention is suspended, the time period the obligation is under suspension extended by the time required to repair any damage caused by the Force Majeure event and during such suspension shall be added to any period provided by this Convention for the performance of said obligation and the term of any Mining Title being affected by Force Majeure and any other term hereunder shall be extended by that same period.

ARTICLE 31 :

This Convention has been concluded between CONTRACTOR and the REPUBLIC OF CAMEROON in accordance with Law No. 90/18 of 10 August, 1990.

ARTICLE 32 :

All notices and other communications required hereunder or any notices that Parties may desire to give to other Parties shall be in writing in the English or French language and deemed to have been properly delivered if personally handed to an authorized representative of the Party for whom intended or sent by registered airmail, telegram, cable, facsimile or telex with all costs prepaid, upon receipt, at or to the address of such Party for whom intended as indicated below, or such other addresses as any Party may from time to time designate by notice in writing to the other Parties:

The REPUBLIC OF CAMEROON

c/o       The Minister in charge of Mines

Yaounde
Republic of Cameroon
Telex 8504 KN,
Fax : (237) 22 61 77

Copy to : SOCIETE NATIONALE DES HYDROCARBURES (S.N.H.)

P.O. Box 955

Yaounde

REPUBLIC OF CAMEROON

Telex 8514 KN,
Fax : (237) 20 46 51

CMS NOMECO CAMEROON LTD		GLOBEX CAMEROON, LLC
	P.O. Box 6650	c/o	GLOBEX
	Yaounde		Memorial City Plaza II
	Tel. : (237) 23 53 76		820 Gessner
	Telex :		Suite 1680
	Fax : (237) 22 55 66		Houston, Texas 77024
c/o	Maitre Pierre F. X. MENYE ONDO		Tel. : (713) 463 7710
	Notaire		Telex :
Telefax : (713) 463-7722

ARTICLE 33 :

This Convention has been signed in four originals in English and in four originals in French, both languages being equally binding and authoritative.

ARTICLE 34 :

This Convention shall be printed and registered at the expense of the CONTRACTOR.

DONE IN YAOUNDE, ON,  11 DEC. 1997

THE REPUBLIC OF CAMEROON,
The Minister of State in Charge
of Trade and Industrial Development,

/s/ AUTHORIZED SIGNATORY

FOR	FOR
CMS NOMECO CAMEROON LTD,	GLOBEX CAMEROON, LLC
ROBERT C. OLSON	JOHN Z. TOMICH
Vice President Exploration,	President

/s/ Robert C. Olson	/s/ John Z. Tomich

ANNEX I :                                       RULES AND RATES OF DEPRECIATION THAT CONTRACTOR IS AUTHORIZED TO APPLY

These rates may be adjusted by agreement between the Parties if the actual utilization time of the equipment is less than that corresponding to the rates established hereinbelow. These adjustments shall be made especially in case of accidental losses, more rapid wear and tear of the equipment, or exploitation shorter than that used to establish the rates hereinbelow.

NATURE OF FIXED ASSETS TO BE DEPRECIATED	ANNUAL RATE OF DEPRECIATION

Structures :

Buildings and hard material structures for shops, offices, stores, garages, laboratories, training premises, dwellings, social services and sports facilities, canteens, hospitalization, meeting rooms	5%

Metal frame buildings	6%

Huts and all detachable or portable work-site buildings	20%

Light semi-stationary structures without foundations	20%

Interior fittings of workshops	10%

Office machinery	20%

Office and home furniture	15%

Telephone	10%

Loading and Storage Installations :

Storage installations	10%

Excepting pipe storage grounds	20%

Loading pier	3%

Loading installations, floating pipes	20%

Vehicles :

Civil engineering machinery	30%

Automobiles and their trailers	25%

With the exception of: fire trucks, workshop trucks, cement trucks,	20%

Water and Air Transportation :

Small boats	20%

Tugboats, push boats, tank barges, barges	10%

Helicopters, airplanes	20%

Other Fixed Assets :

Distribution of water and compressed air	10%

Distribution of electricity	10%

Power Transportation Lines :

Towers	4%

Other component units	8%

Transformers :

Buildings and stationary equipment	5%

Movable equipment	10%

Stationary or Movable Machines :

Compressors	10%

Miscellaneous motors and pumps	15%

Machine-tools	10 to 15%

Small tools	30%

Fixed laboratory equipment	10%

Portable laboratory equipment, topography equipment	20%

Camping equipment	50%

Underground Works and Drilling :

Unproductive wells, including the access paths	50%

Productive wells, including the access paths	20 to 100%

Nevertheless, the rate of amortization of drilling (including access paths), carried out on all the Exploration Permits of the Douala/Kribi-Campo, Rio Del Rey, Deep Water Zones and Other Interior Basins, shall be as follows:

•                                          productive wells (including access paths),: 20 to 100%, (the amortization rate of each productive well must be proposed by the CONTRACTOR in terms of the probable duration or production of the given well) ;

•                                          non-productive wells (including access paths), within an Exploration Permit, either in the limits or out- side a Mining Concession carved out from said Exploration Permit and which has given rise to a production : 50% ;

•                                          non-productive wells (including access paths), within an Exploration Permit which has not yet given rise to a production : 33 1/3%.

Transportation Equipment :

Internal pipelines	20%

External pipelines	7.5%

Drilling Equipment :

Drilling rigs	20%

Drilling string	33%

Drilling machinery	33%

Diesel motors	20%

Derrick machinery, drive-transmissions	33%

Intangible Fixed Assets :

Geological and geophysical exploration expenditures, including access paths	20%

Offshore Equipment :	15%

Drilling barge

Fixed platform	15%

Movable platform	15%

Underwater wellhead and supports	20%

Marine gathering lines	20%

Principal lines	10%

Offshore storage	20%

Mooring and loading buoys	25%

Underwater loading lines	20%

Platform equipment	15%

Amortization shall start in the Fiscal Year in which the relevant expenditure are incurred.

In a given year, in case CONTRACTOR cannot deduct all of its expenses and investment according to the above, the balance not deducted shall be carried forward and deducted in the calculation of taxable profit for the following years until fully deducted, subject to the provisions of Article 15.1.d hereof.

ANNEX II :                                   CUSTOMS AND FISCAL REGIMES

A - CUSTOMS REGIME

CONTRACTOR, its assignees, Affiliated Companies and SubCONTRACTORs shall be subject to the customs system defined in the UDEAC Customs Code and its implementary texts, subject to the following :

I.                                         Imports :

1)                                    The following will enter free of all duties and taxes: products, machinery, tools and equipment for oil prospecting and exploration as Annexed to Act 13/65/UDEAC-35 of 14 December, 1965.

This exemption concerns shipments sent directly to CONTRACTOR, its Affiliated Companies and its SubCONTRACTORs.

2)                                    Beginning from the date of commencement of commercial production as to each Mining Concession for a period of five (5) years, there is granted a. reduced total rate of five percent for the duties and taxes collected on the importation of equipment and materials, machinery and tools, together with chemical products directly required for Hydrocarbon production, including storage, treatment, transport, forwarding and processing, be they imported directly by CONTRACTOR, by its Affiliated Companies or by its SubCONTRACTORs.

In addition, the benefit of the reduced total rate stipulated in this paragraph may be extended beyond the five (5) year period, on a case by case basis, upon application by CONTRACTOR setting forth the reasons for such application, filed with the Minister in charge of Mines. The applications filed by CONTRACTOR shall be given favorable consideration.

The benefit of the reduced rate will be granted by the Minister of Finance upon submission of :

•                  a general import program ;

•                  specific requests to benefit under the reduced rate system.

3)                                    The following will be admitted on a normal or special temporary basis, as the case may be:

materials and equipment, machinery and tools needed directly for the activities of CONTRACTOR, its assignees, Affiliated Companies and Sub-CONTRACTORs when the said equipment and materials, machinery and tools are intended for re-export after use.

4)                                    All imports which do not come under any of the systems defined above will be subject to the generally applicable law.

II.                                     Upon Exportation :

CONTRACTOR, its assignees, Affiliated Companies and Sub-CONTRACTORs will be exempted from all export duties and taxes on Hydrocarbons exported as well as on materials and equipment for which they no longer have any use in the REPUBLIC OF CAMEROON.

III.                                 Special Provisions :

All imports and exports effected within the framework of the Convention shall be subject to formalities and documents required by the customs services without prejudice to the benefits and guarantees provided under this Convention.

B -  GOODS AND SERVICES EXEMPT FROM ANY TAX ON TURNOVER OR  RENDERING OF SERVICES IF THEY ARE APPLIED TO THE ACTIVITIES OF  CONTRACTOR ITS AFFILIATED COMPANIES, ITS ASSOCIATES, ITS TRANSFEREES. OR ITS SUBCONTRACTORS

This exemption covers, the purchase, sale and renting/hiring of equipment, supplies, goods and/or services as well as the rendering of services of any kind, including studies, whether performed locally or abroad, listed hereunder, or in connection with the Petroleum Operations :

1.              The exploration, geological or geophysical prospecting and the detection, by any means, of Liquid or gaseous Hydrocarbons.

2.              The exploration of hydrocarbons and deliniation of Discoveries by boring, drilling, or by any other means, the determination of the importance of the reserves as well as the associated operations which are directly related thereto.

3.               The development, the start-up of production, the exploitation of discovered fields, as well as the associated operations which are directly related thereto.

4.              The construction and the exploitation of the means of storage and removal of the extracted products.

5.               The commercialization of the raw products which have been extracted.

6.               The construction of the access roads, of buildings and warehouses or installations needed for or in connection with Petroleum Operations.

7                 The transportation of the personnel and the equipment, the recovery/harnessing of water sources, the storage, the repairing and upkeep of the equipment, the security of installations and persons when these operations are assured or carried out within the perimeter of the Mining Titles.

8.              The transportation of the following equipment :

•                                          heavy prospecting equipment and explosives ;

•                                          heavy drilling and boring equipment ;

•                                          mud products and heavy equipment for pumping ;

•                                          storage, and transportation by pipeline of the extracted products.

ANNEX III :

WORK OBLIGATIONS

AND RELATED COMMITMENTS

The initial Exploration Permit covered by this Convention shall cover the indivisible blocks OLHP-1 and 6, located in the Douala/Kribi-Campo Basin.

The initial permit is deemed to have an area 2,033 square kilometers. It shall have an initial term of four (4) years and may be renewed once, for a period of four (4) years. CONTRACTOR shall not be required to relinquish any of the surface area of the initial permit at renewal.

The minimum work commitment for this initial Exploration Permit including the appraisal work on the MVIA Discovery, is fixed for the first four year period as follows :

•                       Reprocessing of 1000 km of existing 2D seismic ;

•                       Acquisition, processing and interpretation of Aero Gravity and Magnetic data on the onshore of the Douala Basin ;

•                       Re-entry of MVIA-1 well or re-drill with an appropriate production test ;

•                       Acquisition, processing and interpretation of 200 km of 2D seismic data ;

•                       Drilling of 1 exploration well.

The minimum expenditures in exploration, appraisal and prospection work is fixed at 4.5 million US Dollars for the initial four (4) years.

CONTRACTOR shall dedicate a budget of 200,000 US Dollars each year during the exploitation phase for the training of Cameroon staff and technicians, and 100,000 US Dollars each year if there is only exploration, other than those working directly for the CONTRACTOR.

It is understood that the fulfillment of work obligations is paramount ; therefore, if the minimum work commitments are satisfied, the minimum expenditure requirements shall be deemed to have been satisfied. Excess expenditure and work commitments beyond that required for the minimum, shall be carried forward to offset the expenditure and work requirements in subsequent periods.

In the event the work commitment obligations are not fulfilled within the initial four (4) year exploration period, CONTRACTOR shall pay to the REPUBLIC OF CAMEROON any unfulfilled amount of the expenditure commitment after deducting any costs paid by CONTRACTOR in conducting Joint Operations.

In the event CONTRACTOR elects to enter into the second, third or fourth periods and the expenditure commitment is not fulfilled within the respective periods as applicable, CONTRACTOR shall pay to the REPUBLIC OF CAMEROON any unfulfilled amount of expenditure commitment after deducting any costs paid by CONTRACTOR in conducting Joint Operations and any excess carry forward of expenditures.

This Annex III shall be amended as applicable to cover the work program, terms and expenditures commitment for any addtitional Mining Title covered by this Convention as may be mutually agreed.

ANNEX IV :

PRODUCTION SHARING AGREEMENT PROVISIONS

APPLICABLE TO MVIA MARGINAL FIELD

IN THE DOUALA BASIN, CAMEROON

IN ACCORDANCE WITH THE LAW N ° 95/13 OF 8 AUGUST, 1995

Defintions :

In addition to terms defined in this Convention, the terms below have the following meaning :

“Cost Oil” : means that portion of the value of the total oil produced annually which is dedicated to the recovery of past cost incurred for exploration, appraisal, development, operations, financial and other costs as further specified in the Accounting Procedure of the Association Agreement.

“Profit Oil ”: means that portion of the value of the total oil produced annually remaining after substraction of Cost Oil and which is shared between the REPUBLIC OF CAMEROON and CONTRACTOR.

“Cost Recovery Period” (CRP) : means the time elapsed between the date of first Commercial Production from the Marginal Field and the date of achieving full recovery of all the capital costs (including appraisal, development) financial costs and operating costs associated to said marginal field to said date of full recovery (the latter cost being paid in priority to capital reimbursement).

“Cost Recovery Share” (CRS) : means the maximum value of Cost Oil allowed annually for cost recovery until the end of the Cost Recovery Period (hereby set at 85. % of total oil produced annually). Any excess recoverable costs are carried over to the following year.

“Commercial Production” : means production obtained from a Field for which a Mining Title valid for exploitation has been granted to the CONTRACTOR by the REPUBLIC OF CAMEROON.

Provisions :

•                  The revenue sharing, cost sharing, tax and Mining Royalty provisions of the Convention and the Association Agreement do not apply and are substituted by provisions herein below :

•                  Cost Recovery Share (CRS) : 85 % of total Field annual production. Until the end of the CRP, the Field revenues shall be effectively shared 85 % to CONTRACTOR and 15 % to THE REPUBLIC of CAMEROON. The REPUBLIC of CAMEROON share during this period shall be its entire take excluding FOSHY which shall be paid during said period by the CONTRACTOR.

•                  Income Tax Rate : 38.5 % applicable to CONTRACTOR Profit Oil share after the Cost Recovery Period.

•                  The Depreciation Rate limits allowed under the Convention shall not apply. Annual cost recovery of capital expenditures (after recovery of operating costs) shall be limited only by the Cost Recovery Share.

•                  Any past Government investments agreed to be recoverable (U.S. 7.5 millions) shall be recovered last after all CONTRACTOR’s investment and operating costs to date have been recovered. Said past REPUBIC OF CAMEROON’s investments shall not bear interest.

•                  Training contribution shall be as specified in the Convention.

•                  FOSHY shall be $ 0.20 per barrel applicable on CONTRACTOR Oil Share for the entire life period of the field.

•                  Oil entitlement after Cost Recovery Period is 50 % for the REPUBLIC OF CAMEROON and 50 % for the CONTRACTOR. Costs after Cost Recovery Period are shared 50/50 between the REPUBUC OF CAMEROON and CONTRACTOR.

•                  The Parties hereto recognize that the economics of a Marginal Field can have wide variations, depending on currently unknown future costs, production, etc. and the length of the CRP is critical to fair economic return to the Parties. It is envisioned that a CRP of three years will be adequate. The Parties shall meet annually to determine the status of cost recovery. If the Field history and projected economics indicate that a longer CRP is necessary, the Republic of Cameroon shall increase it accordingly.

If the duration of the CRP is less than three years, Profit Oil sharing during the subsequent years shall be REPUBLIC OF CAMEROON 50%/Contractor 50 % before tax (69.25%/30.75 % after tax).

If the CRP is greater than three years, the REPUBLIC OF CAMEROON shall balance the corresponding adverse economic impact on the Contractor by increasing the, CONTRACTOR Profit Oil share for the subsequent years. For such purpose, the Parties will meet in good faith and determine an equitable increase of said CONTRACTOR Profit Oil share to maintain CONTRACTOR’S economic position considering accepted industry economic parameters. As a guideline, the following will be used to adjust the CONTRACTOR’S share of Profit Oil applicable after a CRP of longer than three years :

•                  A hypothetical internal rate of return (IRR) will be calculated based on the projected life of the field and a cost recovery assumed to be complete by the end of the third year, using 30.75 % CONTRACTOR Profit Oil share.

•                  An estimate will be made of the projected CRP duration.

•                  The CONTRACTOR’s Profit Oil share will be increased by the amount necessary to preserve the IRR calculated above.

This will offset the decrease in IRR which would have resulted from the later and smaller amount of CONTRACTOR Profit Oil (had it not been increased) as a result of the longer estimated CRP.

To the extent they do not conflict with the above provisions, the remaining provisions of the Convention of Establishment and the Contract of Association shall apply.